EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

INTAC International, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-3 File No. 333-116871 and the Registration Statement on Form S-8 File No. 333-115147 of INTAC International, Inc. and in the related Prospectuses of our reports dated November 10, 2005 with respect to the consolidated financial statements of INTAC International, Inc. (and subsidiaries), management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of INTAC International, Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the nine months ended September 30, 2005 and years ended December 31, 2004 and 2003.

/s/ KBA Group LLP
Dallas, Texas
December 14, 2005